Exhibit 99.1
For Immediate Release
Mediacom Communications Reports Results
for Second Quarter 2005

Middletown, NY — August 3, 2005 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported its results for the three months ended June 30, 2005. The Company will hold a teleconference to discuss its second quarter 2005 results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com.
Second Quarter 2005 Financial Highlights
Second quarter 2005 highlights were as follows:
•	Revenue of $277.3 million, an increase of 3.6% over Q2 2004

•	Operating income before depreciation and amortization (“OIBDA”) of $105.5 million, a decrease of 2.7% over Q2 2004

•	Capital expenditures of $57.1 million

•	Total revenue generating units (“RGUs”) of 2,327,000, an increase of 136,000, or 6.2%, over June 30, 2004, and a gain of 29,000 during the quarter, including:
—	Basic subscriber losses of 15,000

—	Digital customer gains of 25,000

—	Data customer gains of 19,000
“Mediacom delivered its third consecutive quarter of solid RGU gains, taken in the context of this seasonally weak period,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “Customers are clearly responding to our new services, product packaging and pricing initiatives. Video-on-demand, high-definition television and digital video recorders are proving to be increasingly popular add-ons to our digital television service. Recently announced increases in bandwidth speed and other enhancements to our Mediacom Online data service have also resonated with customers as our data business maintained its healthy growth. And with our measured launch of residential telephony in certain markets in June, we have added a potent new engine for growth.”
“We believe our RGU growth momentum further validates our business strategies, and we expect to deliver improved year-over-year financial comparisons during the second half of 2005,” Mr. Commisso concluded.
Mediacom Communications Corporation
100 Crystal Run Road • Middleton, NY 10941 • 845-695-2600 • Fax 845-695-2639

Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004
For the second quarter of 2005, revenues were $277.3 million, an increase of 3.6% over the comparable 2004 period.
•	Video revenues decreased 0.3%, as a result of a 3.0% reduction in basic subscribers from 1,491,000 to 1,446,000, offset in part by the impact of basic rate increases and higher revenues from advanced digital services. The Company’s loss of basic subscribers substantially occurred in 2004, resulting primarily from increased competitive pressures by DBS service providers and, to a lesser extent, from tightened customer credit policies and the impact of Hurricane Ivan. To reverse this basic subscriber trend, the Company increased its emphasis on product bundling and on enhancing and differentiating video products and services with new digital packages, video-on-demand, high-definition television, digital video recorders and more local programming. Partly as a result of these efforts, the Company’s loss of basic subscribers decreased significantly during the three months ended June 30, 2005, with a loss of 15,000 basic subscribers, compared to a loss of 42,000 in the same period last year. Historically, the Company has experienced a seasonal decline in basic subscribers during the second quarter as college students in its markets typically disconnect at the end of the school year. Digital customers, at 455,000, were up by 82,000 from a year ago. Sequentially, digital customers rose by 25,000. Average monthly video revenue per basic subscriber increased 3.7% from the second quarter of 2004 to $49.52.

•	Data revenues rose 24.7%, primarily due to a 30.3% year-over-year increase in data customers from 327,000 to 426,000 and, to a much lesser extent, an increased contribution from the Company’s commercial enterprise business. Sequentially, data customers grew by 19,000. Average monthly data revenue per data customer decreased 5.8% from the second quarter of 2004, largely due to various promotional offers since mid-year 2004.

•	Advertising revenues increased 7.7%, as a result of stronger national and regional advertising, offset in part by a decline in political advertising.
Service costs grew 7.4%, primarily due to: (i) increased programming costs as a result of lower launch support received from programming suppliers and higher unit costs, significantly offset by a lower base of basic subscribers; (ii) higher field operating costs as a result of the wider use of outside contractors to service greater levels of customer activity and, to a lesser extent, increases in plant repairs and maintenance and vehicle related costs; and (iii) greater employee costs caused by increased headcount, overtime and commissions related to higher levels of customer activity and network maintenance.
Selling, general and administrative expenses rose 8.4%, primarily due to: (i) higher employee costs due to higher staffing, commissions and benefits of customer service and direct sales personnel; and (ii) higher marketing costs as a result of greater reliance on contracted direct sales personnel and advertising campaigns to support increased customer activity. This increase in selling, general and administration expenses was partially offset by a decrease in bad debt expense.
Corporate expenses increased 13.3%, primarily due to increases in employee compensation, including amortization of non-cash stock-based compensation, and lower capitalization of labor and overhead related to capital project activities.

Depreciation and amortization decreased 3.1%, as a result of asset retirements and the sale of cable system assets in 2004, offset in part by increased depreciation for ongoing investments to continue the rollout of products and services and for investments in the Company’s cable network.
Interest expense, net, increased 5.8%, primarily due to higher market interest rates on variable rate debt. This increase was offset in part by the redemption of the Company’s 8 1/2% Senior Notes due 2008 with lower cost bank borrowings.
As a result of the quarterly mark-to-market valuation of the Company’s interest rate exchange agreements, the Company recorded a net loss on derivatives amounting to $1.6 million for the three months ended June 30, 2005, as compared to a net gain on derivatives of $21.3 million for the three months ended June 30, 2004.
The Company recorded a net gain on sale of assets and investments of $1.2 million for the three months ended June 30, 2005, due to the sale of American Independence Corporation common stock.
The Company generated a net loss for the three months ended June 30, 2005 of $6.0 million, as compared to net income of $30.1 million for the three months ended June 30, 2004.
Liquidity and Capital Resources
The Company has included, in Attachment 4, the Condensed Statements of Cash Flows for the six months ended June 30, 2005 and 2004 in order to provide more detail regarding the liquidity and capital resources discussion below.
Significant sources of cash for the six months ended June 30, 2005 consisted of the following:
•	Generation of net cash flows from operating activities of approximately $106.0 million; and

•	Proceeds from the sale of assets and investments of $2.1 million.
Significant uses of cash for the six months ended June 30, 2005 consisted of the following:
•	Capital expenditures of approximately $111.9 million; and

•	Net cash used in financing activities, primarily repurchases of common stock and a loss on early extinguishment of debt, of approximately $8.6 million.
Financial Position
At June 30, 2005, the Company had total debt outstanding of $3.020 billion, an increase of $10.4 million since December 31, 2004. As of June 30, 2005, the Company had unused credit facilities of $645.7 million, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements. As of the date of this press release, 65% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is 6.7%.

Updated 2005 Guidance
The Company today announced that it is updating its guidance for capital expenditures from the previously announced range of $200 million to $210 million to a revised range of $215 million to $225 million. This revision is principally due to the greater than expected levels of customer connection activity, including installation costs and higher customer demand for DVRs and HD set-top boxes. The Company affirms all other elements of its 2005 guidance, which were issued in a press release on February 22, 2005.
Use of Non-GAAP Financial Measures
“OIBDA,” “unlevered free cash flow,” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines unlevered free cash flow as OIBDA less cash taxes and capital expenditures, and free cash flow as OIBDA less interest expense, net, cash taxes and capital expenditures.
OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies. A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.
Unlevered free cash flow and free cash flow are used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes unlevered free cash flow and free cash flow are useful for investors because they enable them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definitions of unlevered free cash flow and free cash flow eliminate the impact of quarterly working capital fluctuations, most notably from the timing of semi-annual cash interest payments on the Company’s senior notes. The only difference between the terms unlevered free cash flow and free cash flow is that unlevered free cash flow does not subtract interest expense, net.
OIBDA, unlevered free cash flow and free cash flow should not be regarded as alternatives to either operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to unlevered free cash flow and free cash flow. Reconciliations of historical presentations of OIBDA, unlevered free cash flow and free cash flow to their most directly comparable GAAP financial measures are provided in Attachment 6.

Company Description
Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed Internet access and telephone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “ will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in the Company’s video, high-speed Internet access and telephone businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations and the other risks and uncertainties described in the Company’s annual report on Form 10-K and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Attachments:	Contact:
(1) Actual Results — Three-Month Periods	Investor Relations
(2) Actual Results — Six-Month Periods	Matt Derdeyn
(3) Consolidated Balance Sheet Data	Group Vice President,
(4) Condensed Statements of Cash Flows	Corporate Finance and Treasurer
(5) Capital Expenditure Data	(845) 695-2612
(6) Reconciliation Data — Historical	Media Relations
(7) Calculation — Unlevered Free Cash Flow and Free Cash Flow	Marvin Rappaport
(8) Summary Operating Statistics	Vice President,
Government Relations (845) 695-2704

(1) Actual Results — Three-Month Periods
MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		Percent
	2005	2004	Change
Video	$215,949	$216,677	(0.3)%
Data	47,921	38,422	24.7
Advertising	13,462	12,500	7.7

Total revenues	277,332	267,599	3.6%
Service costs	107,802	100,345	7.4
Selling, general and administrative expenses	58,395	53,873	8.4
Corporate expenses	5,615	4,957	13.3
Depreciation and amortization	53,754	55,492	(3.1)

Operating income	51,766	52,932	(2.2)%
Interest expense, net	(50,136)	(47,403)	5.8
Loss on early extinguishment of debt	(4,742)	—	NM
(Loss) gain on derivatives, net	(1,649)	21,267	NM
Gain on sale of assets and investments, net	1,183	5,885	NM
Other expense	(2,533)	(2,378)	6.5

Net (loss) income before benefit from (provision for) income taxes	(6,111)	30,303	NM
Benefit from (provision for) income taxes	122	(174)	NM

Net (loss) income	$(5,989)	$30,129	NM

Basic weighted average shares outstanding	117,488	118,806
Diluted weighted average shares outstanding	117,488	128,065
Basic and diluted earnings (loss) per share	$(0.05)	$0.25

OIBDA (a)	$105,520	$108,424	(2.7)%
OIBDA margin (b)	38.0%	40.5%
Operating income margin (c)	18.7%	19.8%
Unlevered free cash flow (d)	$48,327	$67,076	(28.0)%
Unlevered free cash flow margin (e)	17.4%	25.1%
Free cash flow (f)	$(1,809)	$19,673
Free cash flow per share (g)	$(0.02)	$0.17
Note: certain reclassifications have been made to prior period amounts to conform to the current period presentation, and percentage changes that are not meaningful are marked NM.

(a)	See Attachment (6) Reconciliation Data — Historical for a reconciliation of OIBDA to operating income.

(b)	Represents OIBDA as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

(d)	Represents OIBDA less cash taxes and capital expenditures. See Attachment (6) Reconciliation Data — Historical for a reconciliation of unlevered free cash flow to net cash flows provided by operating activities.

(e)	Represents unlevered free cash flow as a percentage of revenues.

(f)	Represents unlevered free cash flow less interest expense, net. See Attachment (6) Reconciliation Data — Historical for a reconciliation of free cash flow to net cash flows provided by operating activities.

(g)	Represents free cash flow divided by basic weighted average common shares outstanding.

(2) Actual Results — Six-Month Periods
MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,		Percent
	2005	2004	Change
Video	$425,728	$432,666	(1.6)%
Data	92,947	75,194	23.6
Advertising	24,901	23,178	7.4

Total revenues	543,576	531,038	2.4%
Service costs	213,861	201,451	6.2
Selling, general and administrative expenses	114,333	107,048	6.8
Corporate expenses	10,889	9,848	10.6
Depreciation and amortization	107,679	108,195	(0.5)

Operating income	96,814	104,496	(7.4)%
Interest expense, net	(101,410)	(94,567)	7.2
Loss on early extinguishment of debt	(4,742)	—	NM
Gain on derivatives, net	6,421	13,716	(53.2)
Gain on sale of assets and investments, net	1,183	5,885	(79.9)
Other expense	(5,229)	(4,813)	8.6

Net (loss) income before benefit from (provision for) income taxes	(6,963)	24,717	NM
Benefit from (provision for) income taxes	132	(327)	NM

Net (loss) income	$(6,831)	$24,390	NM

Basic and diluted weighted average shares outstanding	117,673	118,764
Basic and diluted earnings (loss) per share	$(0.06)	$0.21

OIBDA (a)	$204,493	$212,691	(3.9)%
OIBDA margin (b)	37.6%	40.0%
Operating income margin (c)	17.8%	19.7%
Unlevered free cash flow (d)	$92,426	$131,421	(29.7)%
Unlevered free cash flow margin (e)	17.0%	24.7%
Free cash flow (f)	$(8,984)	$36,854
Free cash flow per share (g)	$(0.08)	$0.31
Note: certain reclassifications have been made to prior period amounts to conform to the current period presentation, and percentage changes that are not meaningful are marked NM.

(a)	See Attachment (6) Reconciliation Data — Historical for a reconciliation of OIBDA to operating income.

(b)	Represents OIBDA as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

(d)	Represents OIBDA less cash taxes and capital expenditures. See Attachment (6) Reconciliation Data — Historical for a reconciliation of unlevered free cash flow to net cash flows provided by operating activities.

(e)	Represents unlevered free cash flow as a percentage of revenues.

(f)	Represents unlevered free cash flow less interest expense, net. See Attachment (6) Reconciliation Data — Historical for a reconciliation of free cash flow to net cash flows provided by operating activities.

(g)	Represents free cash flow divided by basic weighted average common shares outstanding.

(3) Consolidated Balance Sheet Data
MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Balance Sheet Data
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$11,476	$23,875
Investments	1,088	1,987
Accounts receivable, net	59,438	58,253
Prepaid expenses and other assets	25,833	19,781

Total current assets	$97,835	$103,896

Property, plant and equipment, net	1,449,202	1,443,090
Intangible assets, net	2,040,512	2,042,110
Other assets, net	44,196	46,559

Total assets	$3,631,745	$3,635,655

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$260,583	$261,223
Deferred revenue	40,234	38,707
Current portion of long-term debt	46,484	42,700

Total current liabilities	$347,301	$342,630
Long-term debt, less current portion	2,973,550	2,966,932
Other non-current liabilities	29,530	32,581
Total stockholders’ equity	281,364	293,512

Total liabilities and stockholders’ equity	$3,631,745	$3,635,655

(4) Condensed Statements of Cash Flows
MEDIACOM COMMUNICATIONS CORPORATION
Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net cash flows provided by operating activities	$105,960	$113,003

CASH FLOWS USED IN INVESTING ACTIVITIES
Capital expenditures	(111,878)	(81,025)
Acquisition of cable television systems	—	(3,372)
Proceeds from sale of assets and investments	2,082	10,556
Other investment activities	—	(424)

Net cash flows used in investing activities	$(109,796)	$(74,265)

CASH FLOWS USED IN FINANCING ACTIVITIES
New borrowings	651,750	101,000
Repayment of debt	(441,348)	(142,886)
Redemption of senior notes	(202,834)	—
Repurchase of common stock for treasury	(6,335)	—
Other financing activities — book overdrafts	(10,223)	(912)
Proceeds from issuance of common stock in employee stock purchase plan	477	489
Other financing activities	(50)	—

Net cash flows used in financing activities	$(8,563)	$(42,309)

Net decrease in cash and cash equivalents	$(12,399)	$(3,571)
CASH AND CASH EQUIVALENTS, beginning of period	$23,875	$25,815

CASH AND CASH EQUIVALENTS, end of period	$11,476	$22,244

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$104,984	$90,982
Note: certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(5) Capital Expenditure Data
MEDIACOM COMMUNICATIONS CORPORATION
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
Customer premise equipment	$62,735	$30,225
Scalable infrastructure	12,695	15,013
Line extensions	8,702	13,882
Upgrade/Rebuild	19,322	12,350
Support capital	8,424	9,555

Total	$111,878	$81,025

Note: certain reclassifications have been made to prior period amounts to conform to the current period presentation.
(6) Reconciliation Data — Historical
MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2005	2004
OIBDA	$105,520	$108,424
Depreciation and amortization	(53,754)	(55,492)

Operating income	$51,766	$52,932

	Six Months Ended
	June 30,
	2005	2004
OIBDA	$204,493	$212,691
Depreciation and amortization	(107,679)	(108,195)

Operating income	$96,814	$104,496

(6) Reconciliation Data — Historical (continued)
MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of Unlevered Free Cash Flow and Free Cash Flow
to Net Cash Flows Provided by Operating Activities
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
Unlevered free cash flow	$92,426	$131,421
Interest expense, net	(101,410)	(94,567)

Free cash flow	$(8,984)	$36,854
Capital expenditures	111,878	81,025
Other expenses	(1,115)	(1,639)
Change in assets and liabilities, net	4,181	(3,237)

Net cash flows provided by operating activities	$105,960	$113,003

(7) Calculation — Unlevered Free Cash Flow and Free Cash Flow
MEDIACOM COMMUNICATIONS CORPORATION
(in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2005	2004
OIBDA	$105,520	$108,424
Cash taxes	(104)	(164)
Capital expenditures	(57,089)	(41,184)

Unlevered free cash flow	$48,327	$67,076
Interest expense, net	(50,136)	(47,403)

Free cash flow	$(1,809)	$19,673

	Six Months Ended
	June 30,
	2005	2004
OIBDA	$204,493	$212,691
Cash taxes	(189)	(245)
Capital expenditures	(111,878)	(81,025)

Unlevered free cash flow	$92,426	$131,421
Interest expense, net	(101,410)	(94,567)

Free cash flow	$(8,984)	$36,854

(8) Summary Operating Statistics
MEDIACOM COMMUNICATIONS CORPORATION

	Actual	Actual	Actual
	June 30,	March 31,	June 30,
	2005	2005	2004
Estimated Homes Passed	2,800,000	2,794,000	2,771,000

Revenue Generating Units (RGUs):
Basic subscribers	1,446,000	1,461,000	1,491,000
Digital customers	455,000	430,000	373,000
Data customers	426,000	407,000	327,000

Total RGUs	2,327,000	2,298,000	2,191,000
Quarterly net RGU additions	29,000	77,000	(16,000)
RGU Penetration(a)	83.1%	82.2%	79.1%
Average monthly revenue per RGU(b)	$39.98	$39.28	$40.56

Video
Basic subscribers	1,446,000	1,461,000	1,491,000
Quarterly net basic subscriber additions (losses)	(15,000)	3,000	(42,000)
Basic penetration(c)	51.6%	52.3%	53.8%
Digital customers	455,000	430,000	373,000
Quarterly net digital customer additions	25,000	34,000	1,000
Digital penetration(d)	31.5%	29.4%	25.0%
Average monthly video revenue per basic subscriber(e)	$49.52	$47.91	$47.77

Data
Data customers	426,000	407,000	327,000
Quarterly net data customer additions	19,000	40,000	25,000
Data penetration(f)	15.2%	14.6%	11.8%
Average monthly data revenue per data customer(g)	$38.35	$38.78	$40.72

Average monthly revenue per basic subscriber(h)	$63.60	$60.81	$58.99
Customer Relationships(i)	1,489,000	1,501,000	1,522,000
Note: certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents RGUs as a percentage of estimated homes passed.

(b)	Represents average monthly revenues for the last three months of the period divided by average RGUs for such period.

(c)	Represents basic subscribers as a percentage of estimated homes passed.

(d)	Represents digital customers as a percentage of basic subscribers.

(e)	Represents average monthly video revenues for the last three months of the period divided by average basic subscribers for such period.

(f)	Represents data customers as a percentage of estimated homes passed.

(g)	Represents average monthly data revenues for the last three months of the period divided by average data customers for such period.

(h)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

(i)	The total number of customers who receive at least one level of service on a direct basis, encompassing video and data services, without regard to which service(s) customers purchase.

End of Filing